Exhibit 5.1

MORRISON & FOERSTER LLP

McLean, Virginia

October 5, 2005

Essex Corporation

6708 Alexander Bell Drive

Columbia, Maryland 21046

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission (the “SEC”) on October 5, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 300,000 shares of your common stock, no par value per share (the “Plan Shares”), which will be issuable from time to time under the Essex Corporation 2004 Stock Incentive Plan, as amended (the “Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Plan Shares and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP